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Exhibit 10.17

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

Dated April 25, 2005

1.    Xyratex Technology Limited
2.    EqualLogic, Inc.

OEM PURCHASE AGREEMENT

        This OEM Purchase Agreement (this "Agreement") is entered into as of April 25, 2005 (the "Effective Date") by and between Xyratex Technology Limited, a company incorporated in England with its principal place of business located at Langstone Road, Havant, Hampshire, PO9 1SA United Kingdom ("Xyratex"), and EqualLogic, Inc., a Delaware corporation with its principal place of business located at 9 Townsend West, Nashua, NH 03063 ("Buyer" or "EqualLogic") (each a "party" or "Party" and collectively the "parties" or "Parties").

        The parties desire to set forth the terms and conditions under which the Buyer will acquire from Xyratex the Products. Therefore, in consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

OPERATIVE PROVISIONS:

1
DEFINITIONS

1.1
For purposes of the Agreement, the following terms shall, unless the context otherwise requires, have the following meanings:

  "Affiliate" means, with respect to a party, an entity which controls, is controlled by or is under common control with such party, where "control" means direct or indirect ownership of at least fifty percent (50%) of the voting stock of a corporation or of the equity interest with the power to direct the management and policies of a non-corporate entity, or such smaller percentage required under the laws of the relevant country if foreign investors are prohibited from owning fifty percent (50%);

  "Business Day" means Mondays to Fridays (inclusive) but excluding any day on which national banks in England or the USA are generally closed;

  "Defect" means a failure of the Product to conform to the relevant Specification by reason of a defect in materials, design (other than a design made, furnished, or specified by the Buyer), or workmanship or otherwise;

  "Delivery Date" means the date the Products are made available by Xyratex at the delivery point;

  "Documentation" means any specifications, user guides, manuals or other written documentation or information relating to the Products;

  "EqualLogic Components" means the following components that are to form part of the Product that is to be sold by Xyratex to Buyer, comprising (i) the RAID Controller Card, (ii) the EqualLogic software and firmware, including the storage management software, (iii) related end-user documentation; (iv) and any other components agreed between the parties from time to time. The EqualLogic Components that are currently envisaged to form part of the Product are more fully described in Exhibit 1;

  "Intellectual Property Rights" includes the following (wherever and when ever arising and for the full term thereof): any patent, trade mark, trade name, service mark, service name, design, design rights, copyright, database right, topography rights, moral rights, know how, trade secret and other confidential information, rights in the nature of any of the aforesaid items in any country, rights in the nature of unfair competition rights and rights to sue for passing off or other similar intellectual or commercial right (in each case whether or not registered or registrable) and registrations of and applications to register any of the aforesaid items;

  "Marks" means, with respect to a party, such party's trade marks, trade names, service marks or service names then-currently used by such party with respect to its products;

  "Prices" means the moneys that Xyratex will charge the Buyer for Products as provided by Xyratex to Buyer and as amended from time to time pursuant to Section 8;

  "Product" means the parts, components, or goods and spare parts therefore referred to in Exhibit 1 that are purchased from Xyratex by Buyer under the terms of this Agreement;

  "Release Order" means notification of a request to purchase Products;

  "RAID Controller Card" means the controller card that has been designed by Buyer and which Xyratex has purchased from its preferred contract manufacturer for and on behalf of Buyer, the current specifications of which are in Exhibit 2;

  "Specifications" means the drawings, prints, written descriptions, of the Products as set forth in, or referred to in Exhibit 2, as modified from time to time in accordance with clauses 7.1 or 7.2, as applicable or, with respect to new Products, which are agreed upon by the parties in accordance with Section 16.8;

  "Term" means the period commencing on the date of this Agreement and ending upon the termination or expiration of this Agreement in accordance with its terms;

  "Upside Coverage" means, with respect to a Product as of the relevant time, that quantity of such Product equal to [**] days quantity of such Product, as determined based on the average weekly quantity represented by the last three (3) Blanket POs. Product consumed from Upside Coverage requires [**] days to replenish;

  "Warranted Products" means any Products sold by Xyratex to the Buyer;

  "Xyratex Components" means the Product components comprising the chassis, power supplies, mid-plane, cooling, disk drive, disk drive carriers, and the Xyratex Software; excluded are EqualLogic Customizations and EqualLogic Components;

  "Xyratex Software" means the Xyratex software in object code form that forms part of the Product and which runs the enclosure processor function and is more commonly known as common enclosure management interface (CEMI) software.

1.2
In this Agreement, unless the context otherwise requires or is otherwise specified:

1.2.1
reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted;

1.2.2
references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as from time to time amended;

1.2.3
words importing the singular include the plural, words importing any gender include every gender and words importing persons include bodies corporate and unincorporate; and (in each case) vice versa;

1.2.4
any reference to a party to this Agreement includes a reference to its successors in title and permitted assigns;

1.2.5
references to sections, clauses and Exhibits are to be construed as references to the sections of, clauses of, and Exhibits to, this Agreement and references to this Agreement include its Exhibits;

1.2.6
the headings to the clauses are for ease of reference only and shall not affect the interpretation or construction of this Agreement.

1.3
A person that is not a party to this Agreement has no right to enforce any term of it.

2

TERM OF THIS AGREEMENT

2.1
This Agreement shall commence on the date of this Agreement, and, subject as otherwise provided in this Agreement, shall continue in full force and effect for two (2) years and thereafter for successive one (1) year terms unless either party gives to the other not less than six (6) months' written notice prior to the expiration of the then-current term.

3
OBLIGATIONS

3.1
Each party shall:

3.1.1
comply with all applicable laws;

3.1.2
not make any misleading or disparaging statements publically about the other party's products;

3.1.3
not use any of the other party's trade marks and trade names without the trade mark or trade name owner's written approval;

3.1.4
not alter, obscure, remove, interfere with or add to any of the trade marks, trade names, markings or notices affixed to or contained in the Products where such marks, names, and markings are in accordance with the Specifications.

3.2
Xyratex and its Affiliates shall sell the RAID Controller Card only to Buyer and no third party unless otherwise agreed by the parties.

3.3
(a) To the extent agreed upon by the Parties, Buyer hereby grants to Xyratex a non-exclusive, non-transferable, non-sublicenseable, royalty-free right and license to copy the relevant software EqualLogic Components only onto the relevant Product. (b) Xyratex shall not copy (except to the limited extent permitted in the immediately preceding sentence), distribute (except to Buyer), modify, reverse engineer or use the software EqualLogic Components.

4
RELEASE ORDERS, SUPPLY OF PRODUCTS (INCLUDING RAID CONTROLLER CARD)

4.1
During the Term Xyratex shall sell and the Buyer shall purchase the quantities of the Products which the Buyer orders from time to time.

4.2
If and when the Buyer wishes to purchase Products, the Buyer shall provide Xyratex with a Release Order by fax or email to the Xyratex order fulfilment group. The contact details for such individuals is to be agreed by the Parties.

4.3
Within the first five (5) days of each month Buyer shall issue a blanket purchase order ("Blanket PO") for Release Orders which Buyer anticipates it will issue in the next month (although such Release Orders may actually be issued in subsequent months). Such Blanket PO shall be within [**]% of the most recent forecast provided by Buyer to Xyratex and said Blanket PO shall contain the following information:

4.3.1
Buyer's Part Number, description and revision level of Product(s) anticipated, and unit price;

4.3.2
Information about the anticipated Release Orders, including quantity of units of each Product type and estimated requested delivery schedule and anticipated delivery location(s) from which Buyer will take delivery.

4.4
Within [**] Business Days of receipt of a Blanket PO Xyratex shall confirm its acceptance of such Blanket PO; provided, however, that, if capacity and/or supplies of Products or components thereof constrain the availability of a Product such that Xyratex cannot meet the demand stated in such Blanket PO, Xyratex shall allocate the available quantity of such Product among Xyratex, Buyer and the other purchasers thereof in a manner which provides to Buyer the proportional percentage of such Products which directly reflects the percentage of Xyratex's business represented by

  Buyer's purchases hereunder based on quantity of Products and not on Xyratex's margin or profit thereon and Xyratex shall, during such [**] Business Day period, notify Buyer of such quantity allocated to Buyer and the Blanket PO will be automatically adjusted accordingly. If Xyratex does not issue a valid written adjustment of such Blanket PO within such [**] Business Day period, such Blanket PO shall be considered to have been accepted by Xyratex.

4.5
From time to time Buyer shall issue Release Orders against one or more Blanket POs. Release Orders received on a non Business Day or after 15.30 on a Business Day (local time at the order reception point) shall be considered to be sent on the following Business Day. All Release Orders issued shall be in writing and contain the following information:

4.5.1
Buyer's Part Number, description and revision level of Product(s) ordered (as applicable), and unit price;

4.5.2
the quantity of units ordered of each Product type and requested delivery schedule and delivery location(s) from which Buyer will take delivery per section 5.1.

4.6
Within [**] Business Days of receipt of a Release Order Xyratex shall:

4.6.1
confirm in writing whether it accepts or rejects that Release Order; provided, however, that Xyratex may reject such Release Order only if with respect to any Product in such Release Order which was not covered by a Blanket PO or the Upside Coverage and if Xyratex does not issue a valid written rejection of such Release Order within such [**] Business Day period, such Release Order shall be considered to have been accepted by Xyratex; and

4.6.2
if it accepts that Release Order, advise the Buyer of the anticipated Delivery Date (in accordance with Section 4.7) for the Products referred to in that Release Order.

4.7
For Release Orders that are within the schedule and volume of an applicable, existing Blanket PO or within Upside Coverage limits, anticipated and actual Delivery Dates shall be within one (1) day before and never after the requested Delivery Date, but in no case shall Xyratex be required to meet a Delivery Date less than 5 days after receipt of the relevant Release Order.

4.8
Where Xyratex is not able to meet an anticipated Delivery Date then:

4.8.1
Xyratex shall, at its cost, use an expedited method of transport/shipment to ensure that the relevant Product is shipped to Buyer as soon as possible; and

4.8.2
Buyer shall be entitled (by giving notice to Xyratex) to cancel without penalty all or part of the relevant Release Order.

4.9
This Agreement sets forth the sole terms and conditions under which the Buyer shall order the Products and Xyratex shall supply them and shall replace and supersede, in their entirety, all terms and conditions appearing on the Buyer's Release Orders or Xyratex's order acknowledgments, or related forms, or any other form of the Buyer or Xyratex, and any other conditions which may be submitted at any time by the Buyer or Xyratex.

4.10
Except as provided under this Agreement, without Xyratex's prior written consent and except as provided expressly herein, Buyer shall have no right to make any modification or additions to any Release Order that has been accepted by Xyratex.

4.11
After signing this Agreement, Xyratex and Buyer acknowledge that they shall negotiate in good faith the terms of a relevant statement of work setting out details relating to the design and manufacture of Buyer's RAID Controller Card, and other general matters relating to the processes and procedures that Xyratex and Buyer will use as part of their working relationship. It is envisaged that Xyratex will enter into a direct contractual relationship with its preferred contract manufacturer in order to have the RAID Controller Card manufactured. The terms of this Agreement shall govern the supply of RAID Controller Cards from Xyratex to Buyer.

4.12
Buyer shall be entitled to visit the manufacturing facilities of Xyratex or its relevant Affiliates in the UK (Havant) and USA (Sacramento) or other locations, if applicable, during normal business hours. Xyratex shall make available to Buyer all applicable manufacturing quality information and metrics, and provide access to all facilities associated with the manufacture and test of Products. This clause 4.12 is subject to Xyratex being given reasonable notice and Buyer shall use reasonable efforts to have such visit not impact the normal operations of Xyratex's business. Xyratex may place certain reasonable restrictions on such visit for the purpose of preserving its Confidential Information.

4.13
Xyratex acknowledges that it expects to perform certain of its obligations under this Agreement through its Affiliate Xyratex International Inc. and, possibly, through other Affiliates. Xyratex agrees that any of its Affiliates through which it performs its obligations under this Agreement shall be bound by Xyratex's obligations hereunder, including, without limitation, the obligations under Sections 12.2 and 14.

4.14
Xyratex shall make available for purchase by Buyer, under the terms of this Agreement, spare replacement parts (including backward compatible new parts), whole unit spares or reasonable substitutes (collectively "Spares") for the Products for [**] years after the expiry of the relevant Product warranty.

5
DELIVERY

5.1
The Products shall be supplied FCA (Incoterms 2000) at the dock of Xyratex's or its Affiliate's manufacturing or assembly plant at either Havant (UK) or Sacramento (USA) as designated in the associated Release Order, or such other facility mutually agreeable to Xyratex and Buyer. Xyratex shall at the Buyer's request arrange for a carrier for transport and insurance for the Products, provided that the Buyer's request is received no less than five (5) Business Days prior to the anticipated Delivery Date (in accordance with Section 4.7) for those Products as notified by Xyratex to the Buyer. Costs for transport and insurance shall be charged to the Buyer at Xyratex's then current standard charges for this service (as notified to Buyer from time to time).

5.2
Under no circumstances shall any carrier be deemed to be an agent of Xyratex and nor shall Xyratex be responsible for the acts or omissions of any carrier or any loss of or damage to any Products while in the possession or control of the carrier or after they have left Xyratex's dock.

5.3
Installation of the Product shall be the sole responsibility of the Buyer.

5.4
The Buyer shall be responsible for obtaining all permits, authorizations, consents, licences, import and export permissions that are required to enable the Products to be imported or exported to the delivery location not otherwise provided for in section 5.1 and Xyratex shall be responsible for obtaining all permits, authorizations, consents, licences, import and export permissions that are required to enable the Products to be imported or exported to the delivery location provided for in section 5.1.

5.5
The Buyer and Xyratex agree to comply with all applicable UK and US laws regarding customs, strategic products, ultimate consignment, and any other UK or US export statutes in force or enacted during this Agreement.

6
FORECASTS AND QUARTERLY MEETINGS

6.1
Within five (5) Business Days after the commencement of each month the Buyer shall provide to Xyratex a twelve (12) month rolling forecast specifying:

  6.1.1
  its estimated orders for each type of the Product for each month during such 6 month period;

  6.1.2
  the estimated Delivery Dates to be requested for the Products referred to in clause 6.1.1;

  6.1.3
  any revisions to any previous forecast delivered to Xyratex pursuant to this clause 6.1.1.

6.2
Each forecast shall be non-binding, and shall not be regarded as a firm commitment by either party to purchase or supply Products.

6.3
The Parties will hold a quarterly business review (and at such other times as mutually agreed from time to time), to discuss any relevant business matters. For example, such meetings could be used to discuss matters including but not limited to (i) organizational changes; (ii) Product/production review (including, without limitation, production rates, dropout rates, repair rates, failure rates and similar information, and Xyratex shall provide Buyer written information with respect to the foregoing); (iii) forecasts; and (iv) general business relationship matters.

6.4
At the reasonable request of Xyratex, Buyer agrees to pay to Xyratex the carrying cost of the advance purchase of mutually agreed long lead time components and quantities, including parts from Southeast Asia, that are unique to Buyer's Product and which are required in order to fulfil Buyer's forecasted orders, and were not consumed or returnable in the forecast period at an annualized rate of [**]% of the amount paid by Xyratex for said components ("Carrying Cost").

  Buyer agrees that an accepted Blanket PO is binding and that Buyer will pay Xyratex the Carrying Costs associated with mutually agreed components and quantities, including parts from Southeast Asia, that are unique to Buyer's Product and which are required in order to fulfil Buyer's Blanket PO, and are not consumed or returnable within [**] days after the end of such Blanket PO. In the event such materials have not been consumed after a period of [**] days after the end of such Blanket PO, Buyer agrees that it will be responsible for buying or consuming such excess material inventory held by Xyratex.

7
ALTERATION OF SPECIFICATION AND PRODUCT DISCONTINUATION

7.1
EqualLogic shall be entitled to modify the Specifications for the RAID Controller Card at any time. Xyratex shall work with EqualLogic to introduce any such changes into the production of said RAID Controller Card.

7.2
Xyratex shall be entitled to modify the Specifications for the Products other than the RAID Controller Card at any time; provided that Xyratex shall notify the Buyer of all changes to such Product, and where any such modification affects the form, fit, or function of any such Product, Xyratex shall obtain Buyer's consent prior to the introduction of that modification (Buyer's consent not to be unreasonably withheld or delayed).

7.3
Xyratex shall not discontinue or withdraw any Product during the Term of this Agreement without Buyer's written consent. In the event Xyratex desires the discontinuance or withdrawal of a Product, the parties agree to discuss the possibility of Xyratex making available a product replacement to Buyer and whether it is appropriate for the parties to agree to product transition measures.

8
PRICING

8.1
Initial pricing is stated in Exhibit 3. Volume level and associated pricing shall be determined by the annualized volume represented by each Blanket PO (i.e., the volume represented by the then-current Blanket PO multiplied by 12). [**] Xyratex and Buyer shall review pricing of commodity components ("Commodities") on a monthly basis in order to ensure price competitiveness, and taking into account Xyratex's value add. Commodities shall initially include disk drives and memories, but other components may be added over time. All other components of Product shall be reviewed quarterly and adjusted to market pricing.

8.2
All [**] by Xyratex or its Affiliates with respect to [**] shall be [**] initiated by Buyer and [**] other than the [**] shall also be [**] to Buyer.

8.3
All Prices quoted are FCA (Incoterms 2000) at the dock of Xyratex from either Havant (UK) or Sacramento (USA) per Buyer's Release Order and are exclusive of, and the Buyer shall be liable for:

8.3.1
VAT, sales taxes, all other taxes, carriage, insurance, freight fees, import and export fees, custom duties, installation, commissioning and all federal state, legal excise, sales, use and other taxes (excluding taxes on Xyratex's net worth and net income);

8.3.2
domestic and foreign forwarding agent's fees, fees for consular invoices, fees for any other necessary documents required by the country of destination; and

8.3.3
any other costs or expenses incurred in connection with the delivery of any Products to any location other than the dock of Xyratex.

  Where Xyratex pays any of the amount referred to in this clause 8.3, the Buyer shall reimburse Xyratex for that amount within [**] days of the date of Xyratex's invoice. When applicable, such items will appear as separate additional items on Xyratex's invoice.

9
INVOICES AND PAYMENT TERMS

9.1
Payment terms shall be [**] days from the date of Xyratex's invoice.

9.2
If:

9.2.1
the total amount owing by the Buyer to Xyratex at any time (whether under this Agreement or any other agreement) is greater than the Credit Limit; or

9.2.2
the Buyer fails to make any payment which is properly due to Xyratex under this Agreement or any other agreement on the due date;

  then Xyratex shall be entitled to require, only while the provisions of Sections 9.2.1 or 9.2.2 remain in effect, that any payments due to Xyratex under any further Release Orders issued after the date of notification by Xyratex to the Buyer is secured by a letter of credit in terms reasonably acceptable to Xyratex or in such other manner as is acceptable to Xyratex (including but not limited to full or partial advance payments). Release Orders issued after such date shall be deemed not to be accepted or valid until Xyratex receives such security. Once the provisions of Sections 9.2.1 and 9.2.2 are no longer in effect, Xyratex shall cancel the letter of credit within five (5) Business Days after notice from the Buyer.

9.3
If the Buyer fails to make any payment which is properly due to Xyratex under this Agreement on the due date then, without prejudice to any other right or remedy available to Xyratex:

9.3.1
Xyratex shall be entitled, until such payment has been made, to:

(a)
Suspend the performance or further performance of its obligations under this Agreement without liability to the Buyer; and/or

(b)
charge interest (both before and after any judgment) on the amount outstanding on a daily basis at the rate of the lesser of [**] percent ([**]%) per month or the maximum amount allowed by law. Such interest will be compounded annually and shall be payable on demand made by Xyratex.

  9.3.2
  all costs, losses, expenses and liabilities suffered sustained or incurred by Xyratex in recovering or attempting to recover the outstanding amount (including, without limitation, all reasonable attorneys fees) shall be paid by the Buyer on demand.

9.4
Shipments shall be made on credit terms in effect at the time an order is accepted. Any credit terms extended to Buyer will be based solely on Buyer's financial condition and payment history. The parties agree to review Buyer's credit status once every six (6) months to determine whether adjustments of such credit terms are warranted. Credit terms may require review earlier should the financial condition of either party materially change at any time. Each party agrees to notify the other if the financial condition of either party materially changes whereby it could affect the ability of a party to perform under this Agreement (including Buyer's obligation to pay for Product under this Agreement or honour current credit terms).

9.5
All sums payable by the Buyer under this Agreement:

9.5.1
shall be made in US Dollars by bank wire transfer in immediately available funds to the credit of a bank account to be designated in writing by Xyratex; and

9.5.2
shall be made in full without deduction of taxes, charges and other duties that may be imposed, other than taxes on Xyratex's net income.

10
TITLE TO PRODUCTS

10.1
Title to each Product and all risk and loss or damage to the Product will pass to the Buyer upon delivery to the delivery point.

11
WARRANTIES

11.1
Each party represents that it possesses full corporate power and authority to make this Agreement and to perform its obligations under this Agreement. Each party represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or violate any term or obligation of any other agreement to which such party is a party, or any order or decree of any governmental entity or court of competent jurisdiction which order or decree is applicable to such party. Products are warranted only to the extent of and in accordance with this clause 11.

11.2
Xyratex warrants that (a) Xyratex will deliver good title to the non-software Products, free and clear of all liens, (b) Xyratex has the right to license or sublicense the Xyratex Software to Buyer for use with the relevant Products, (c) Buyer shall have the right to distribute the Xyratex Software, for use with the relevant Products, to its direct and indirect distributors and that Buyer and such distributors shall have the right to distribute the Xyratex Software, for use with the relevant Products, to their customers, (d) such customers may use the Xyratex Software with the relevant Products, and (e) Xyratex's and its Affiliates' facilities in Havant, UK and Sacramento, California are as of the Effective Date, and shall remain during the Term, ISO 9001: 2000 certified. Xyratex shall notify Buyer immediately of any adverse change in ISO 9001: 2000 certification status. In the event that Xyratex does not comply with the warranties set forth in this Section 11.2 (a), (b), (c) and (d), then, to the extent that Xyratex indemnifies Buyer with respect to such non-compliance pursuant to Section 12 below, Buyer's exclusive remedy and Xyratex's sole liability under such Section 11.2 (a), (b), (c) or (d) this Section 11 shall be to defend, settle or indemnify Buyer in accordance with the terms set forth in Section 12 below. For the avoidance of doubt, Buyer does not have any right or license to transfer the Xyratex Software source code whatsoever.

11.3
The Xyratex Software is licensed "as is" without warranty of any kind, however Xyratex shall work with and assist Buyer in good faith to resolve problems related to said Xyratex Software. Xyratex warrants that the other components of Warranted Products shall be free from Defects for the appropriate Warranty Period.

11.4
Subject to clause 11.5, if a Warranted Product suffers a Defect during the relevant warranty period as specified in Exhibit 1 (the "Warranty Period"), then Xyratex shall, at its option, either:

11.4.1
repair or replace that Warranted Product, in which event Xyratex shall pay for the transport and shipping costs associated with returning Warranted Products to the Buyer at the address of the Buyer as set out at the front of this Agreement ("Defective Product Return Address"). Xyratex shall use reasonable endeavours to ship a repair or replacement Product back to Buyer within [**] Business Days from receipt of the Warranted Product at the original manufacturing site. If Xyratex agrees to send any Products to any location other than the Defective Product Return Address, the Buyer shall be responsible for any costs incurred by Xyratex in so doing which would be additional to the costs Xyratex would incur in sending such Products to the Defective Product Return Address; or

11.4.2
issue a refund against the Warranted Product, in which event the Buyer agrees that such credit satisfies the entire liability of Xyratex to the Buyer with respect to such Defect.

11.5
Further, Xyratex shall have no liability to the Buyer under clause 11.4 in relation to any Warranted Product:

11.5.1
unless the Buyer notifies Xyratex of the Defect with respect to that Warranted Product within the relevant Warranty Period and in any event promptly after becoming aware of the Defect;

11.5.2
unless the Buyer promptly returns that Warranted Product in accordance with clause 11.8 carriage paid with a written report on the Defect, unless Xyratex agrees to inspect in situ (which carriage Xyratex shall reimburse to the Buyer if the Warranted Product suffers from a Defect);

11.5.3
unless that Warranted Product has been properly stored, installed, maintained, and used, in accordance with the applicable Specifications and Documentation relating to that Warranted Product;

11.5.4
unless the Buyer has packaged (in Xyratex's packaging or such other packaging approved by Xyratex) fragile items (including but not limited to disk-drives and carriers containing disk drives) sufficiently well to ensure no further damage and therefore enable failure analysis, confirm warranty validation and liability assignment;

11.5.5
if that Warranted Product has been repaired or modified by a third party other than Xyratex; and

11.5.6
unless all warranty seals in relation to that Warranted Product remain intact.

11.6
If, upon inspection, it is found that any returned Product does not suffer from a Defect or does not qualify for repair or replacement pursuant to this clause 11 or the Buyer does not comply with clause 11.8, the Buyer shall pay all transport and shipping costs associated with returning that Product to the Buyer. Xyratex reserves the right to impose its standard inspection charges where no Defect is found in returned Products where the return rate from Buyer is perceived by Xyratex to be excessive.

11.7
If Xyratex chooses to replace Products pursuant to this section 11, then such Products will either be newly manufactured or will have been reassembled or reconditioned from serviceable new and used parts, and will have been inspected and tested for good working order and compliance with the relevant Specifications.

11.8
If the Buyer wishes to return a Warranted Product to Xyratex for repair or replacement pursuant to this clause 11 the Buyer shall notify Xyratex who shall then supply a Return Material Authorization ("RMA") form to the Buyer. The Buyer shall then return that Warranted Product to Xyratex together with the completed RMA form. Buyer shall pay for the transport and shipping costs associated with returning the Warranted Product to Xyratex (subject to reimbursement pursuant to Section 11.5.2). Warranted Products to be returned must be identified as to the nature of defect or problem. Proper handling procedures must be used in the packing and shipping of all Warranted Products to be returned. Warranted Products must be returned in the same or equivalent container in which they were shipped with the RMA number clearly visible on the package. For the avoidance of doubt Buyer shall promptly return such Warranted Products to Xyratex on an ongoing basis and shall at no time stockpile such Warranted Products for more than 30 days.

11.9
Where a Warranted Product (the "Original Product") has been replaced by another Product (the "Replacement Product") pursuant to clause 11, the Warranty Period for the Replacement Product shall extend until the date which is the later of (i) [**] days from Buyer's receipt of the Replacement Product; or (ii) the date on which the Warranty Period for the Original Product would have expired had it not been replaced.

11.10
If a Product completely fails to function at any time within [**] Business Days after shipment from Xyratex's dock, then such Product will be considered defective-on-arrival ("DOA") and Xyratex shall provide to Buyer replacement Product prior to receiving the defective Product from Buyer. Xyratex will use reasonable endeavours to ship replacement Product within [**] Business Days after receiving notice from Buyer of such DOA. Buyer must return the DOA Product to Xyratex within [**] days after receiving a DOA replacement from Xyratex. Where Xyratex does not receive the DOA Product within such [**] day period, then it shall be entitled to invoice Buyer for the price of the replacement Product.

11.11
Xyratex shall provide failure analysis and root-cause analysis on returned parts and Product and provide Buyer with reports detailing said analyses in a timely manner.

11.12
BUYER SHALL NOT MAKE OR PASS ON TO ANY PARTY ANY WARRANTY OR REPRESENTATION ON BEHALF OF XYRATEX OTHER THAN OR INCONSISTENT WITH THE ABOVE LIMITED WARRANTY SET FORTH IN THIS SECTION 11.

11.13
No Other Warranty. EXCEPT FOR THE EXPRESS LIMITED WARRANTY SET FORTH IN THIS SECTION 11, XYRATEX AND ITS SUPPLIERS MAKE NO WARRANTY, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PRODUCTS OR ANY PART THEREOF, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF TITLE, AVAILABILITY, RELIABILITY, USEFULNESS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE. NEITHER XYRATEX NOR ANY OF ITS SUPPLIERS WARRANT THAT ANY PRODUCT, SOFTWARE OR PART THEREOF WILL MEET BUYER'S REQUIREMENTS OR BE UNINTERRUPTED, TIMELY, AVAILABLE, SECURE OR ERROR-FREE, OR THAT ANY ERRORS IN THE PRODUCTS OR THE SOFTWARE WILL BE CORRECTED.

12
INTELLECTUAL PROPERTY RIGHTS

12.1
All Intellectual Property Rights made, developed or created prior to or outside the scope of this Agreement ("Existing Intellectual Property Rights") are and shall remain the property of the party who made, developed or created or presently owns such Existing Intellectual Property Rights. With the exception of EqualLogic Components and EqualLogic Customisations, all Intellectual Property Rights in the Products, including the Xyratex Software and Xyratex Components, and any

  improvements, modifications or enhancements to the same whether made or suggested by Xyratex, Buyer or any third party, and all Intellectual Property Rights therein belong to Xyratex and its suppliers and licensors. Nothing in this Agreement, including Section 12.2 below, shall be construed as transferring any such rights to the Buyer or any other person. EqualLogic hereby assigns to Xyratex all right, title and interest in and to such Intellectual Property Rights and to such improvements, modifications and enhancements.

12.2
All Intellectual Property Rights in the EqualLogic Components, and any improvements, modifications or enhancements to the EqualLogic Components, whether made or suggested by Xyratex, Buyer or any third party, and all Intellectual Property Rights therein belong to EqualLogic and its suppliers and licensors. Nothing in this Agreement shall be construed as transferring any such rights to Xyratex or any other person. Xyratex hereby assigns to EqualLogic all right, title and interest in and to such Intellectual Property Rights and to such improvements, modifications and enhancements. Xyratex is to carry out certain specific customisations to some elements of the Xyratex Components with regard to look and feel and packaging and the parties acknowledge that such customisation elements are to be unique to Buyer and will be agreed to in writing between the parties ("EqualLogic Customisations"). Such EqualLogic Customisations will include a customisation relating to the modification of the design of the front side of the carrier's handle in order to give the Product a specific look and feel in accordance with a design that has been agreed between the parties. This customisation involves the design of two clip-on sections to the front side of the carrier handle. Such design may include incorporation of Buyer's tradename or logo. Xyratex acknowledges that the designs and drawings for the RAID Controller Card and the EqualLogic Customisations are owned by and shall be unique to Buyer and Xyratex and its Affiliates shall not use such designs or drawings for any other customer of Xyratex or its Affiliates. Xyratex hereby assigns to Buyer all right, title and interest in such designs and drawings for the RAID Controller Card, and all Intellectual Property Rights therein. Xyratex hereby assigns to Buyer all right, title and interest in such designs and drawings for the EqualLogic Customisations, and all Intellectual Property Rights therein, but for the avoidance of doubt does do not include any right, title or interest to any Xyratex Existing Intellectual Property Rights.

12.3
Nothing herein shall grant to either party any right, title or interest in the other party's Marks and all use of the Marks shall inure solely to the benefit of the Mark's owner. At no time during or after the term of this Agreement shall either party challenge or assist others to challenge either party's Marks or the registration thereof or attempt to register any Marks confusingly similar to either party's Marks.

12.4
Xyratex shall defend and/or settle, at its option and expense, any third party claim against Buyer, its officers, directors, employees, distributors or its or their customers (each, an "Indemnitee") to the extent that such claim alleges that a Product, as delivered by Xyratex to the Buyer, or the sale, marketing, importation or reasonably contemplated use thereof, infringes any United States, European Union or Japanese patent, copyright or trade secret of an unaffiliated third party, and Xyratex shall indemnify Buyer or any other Indemnitee from any demands, costs, damages, settlements and liabilities (including all reasonable attorneys' fees and court costs) attributable to such claim, provided that:

12.4.1
the Buyer gives Xyratex notice in writing of any such claim as soon as reasonably possible after the relevant Indemnitee becomes aware of it;

12.4.2
Xyratex, through counsel of its choice, is given the sole right to defend and/or settle such claim; provided, however, that Xyratex may not settle such claim without Buyer's consent if such settlement results in a payment or other obligation by, or liability or restriction on, Buyer;

  12.4.3
  the Buyer gives Xyratex exclusive control and authority over and fully cooperates with Xyratex, at Xyratex's expense, on the defense or settlement of such claim;

  12.4.4
  Buyer does not enter into any settlement or compromise of any such claim with respect to Xyratex's Intellectual Property without Xyratex's prior written consent. Xyratex shall not be responsible for any settlement made by any Indemnitee without Xyratex's written permission;

  12.4.5
  Xyratex shall not be liable for any costs or damages incurred by Buyer as a result of any claim against Buyer, and Buyer will indemnify, defend and hold Xyratex harmless from any third party claim, to the extent that such third party claims that:

  (a)
  use of any Product or any part thereof, in combination with products not supplied by Xyratex, constitute either direct or contributory infringement of any valid patent or copyright of an unaffiliated party, where such infringement would not have occurred but for such combination; or

  (b)
  a manufacturing or other process utilizing any Product or any part thereof constitute either direct or contributory infringement of any valid patent or copyright of an unaffiliated party, where such infringement would not have occurred but for such use; or

  (c)
  results from any modification, servicing, repair or addition made to the Product by anyone other than Xyratex, where such infringement would not have occurred but for such modification, servicing, repair or addition; or

  (d)
  results from compliance with the Buyer's written design requirements or specifications including such requirements or specifications for the RAID Controller Card, EqualLogic Components and EqualLogic Customisations.

12.5
Buyer's obligation to defend, indemnify and hold Xyratex harmless pursuant to Section 12.4.5 is conditioned upon:

  (a)
  Xyratex giving Buyer notice in writing of any such claim as soon as reasonably possible after Xyratex becomes aware of it;

  (b)
  Buyer, through counsel of its choice, being given the sole right to defend and/or settle such claim; provided, however, that Buyer may not settle such claim without Xyratex's consent if such settlement results in payment or other obligation by, or liability or restriction on, Xyratex;

  (c)
  Xyratex giving Buyer exclusive control and authority over and fully cooperates with Buyer, at Buyer's expense, on the defense or settlement of such claim; and

  (d)
  Xyratex not entering into any settlement or compromise of any claim without Buyer's prior written consent. Buyer shall not be responsible for any settlement made by Xyratex without Buyer's written permission.

12.6
In the event a claim is based partially on an indemnified claim described in Sections 12.4 or 12.4.5 and partially on a non-indemnified claim, or is based partially on a claim indemnified by one party and partially on a claim indemnified by the other party pursuant to Sections 12.4 or 12.4.5, any payments and reasonable attorney fees incurred in connection with such claims are to be apportioned between the parties in accordance with the degree of cause attributable to each party.

12.7
If any Xyratex Components or parts thereof (including Xyratex Software) becomes, or in Xyratex's opinion may become, the subject of an infringement claim, Xyratex shall undertake one of the following, at its option:

12.7.1
obtain a license to such patent rights or copyright with respect to all delivered and future quantities of the Product; and/or

  12.7.2
  modify or replace all delivered and future quantities of such Product so that it is non-infringing; and/or

  12.7.3
  replace all delivered and future quantities of the Product with non-infringing products which are comparable in form, fit and function; and/or

  12.7.4
  if 12.5.1, 12.5.2 and 12.5.3 are not practicable, require return of the delivered quantities of such Product, terminate this Agreement, and refund the purchase price of such returned quantities of such Product, depreciated on a straight-line basis over the five (5) year period commencing on the relevant shipment dates.

12.8
Sole Remedy.    THE FOREGOING PROVISIONS OF THIS SECTION 12 STATE THE ENTIRE AND EXCLUSIVE LIABILITY AND OBLIGATIONS OF EACH PARTY AND THE SOLE AND EXCLUSIVE REMEDY OF THE OTHER PARTY, WITH RESPECT TO ANY ALLEGED OR ACTUAL INFRINGEMENT OF THIRD PARTY PATENTS, COPYRIGHTS, TRADE SECRETS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS OR THEIR REPRODUCTION, DISTRIBUTION OR USE.

12.9
Buyer shall defend and/or settle, at its option and expense, and indemnify and hold Xyratex harmless against, any demands, costs, damages, settlements and liabilities (including all reasonable attorneys' fees and court costs) arising from claims (other than claims alleging infringement of third party intellectual property rights covered by Section 12.4) by any other party directly resulting from Buyer's marketing, distribution or support of the Products; provided, that (a) such claim does not result or arise from any breach by Xyratex of its obligations, representations or warranties under this Agreement, and (b) the provisions of Section 12.5 shall apply to this Section 12.9 as it does to claims described in Section 12.4.5.

13
LIABILITY

13.1
Each party agrees and acknowledges that, save as expressly provided in this Agreement, no term, condition, warranty or representation of any kind is, has been, or will be, given by or on behalf of the other party in respect of or in connection with the Products, the Documentation or this Agreement and accordingly each party confirms that it has not, in entering into this Agreement, relied on any other term, condition, warranty or representation by the other party or any person on such other party's behalf, express or implied, whether arising by law or otherwise in relation to or in connection with the Products, the Documentation or this Agreement (including, without limitation, other terms, conditions, warranties or representations as to quality or fitness for any purpose of the whole or any part of the Products or the Documentation or the infringement by the Products of the Intellectual Property Rights of any third party). The benefit of any such other term, condition, warranty or representation by a party is hereby irrevocably and unconditionally waived by the other party.

13.2
EXCEPT WITH RESPECT TO A BREACH OF SECTION 14, NEITHER PARTY SHALL BE LIABLE (WHETHER IN CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE), STRICT LIABILITY OR OTHERWISE) FOR ANY LOSS OF PROFITS, BUSINESS, REVENUE, GOODWILL OR ANTICIPATED SAVINGS OR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, MULTIPLE OR CONSEQUENTIAL LOSS OR DAMAGE, INCLUDING, IN EACH CASE, BUT NOT LIMITED TO, LOSS OR DAMAGE TO DATA OR TO OTHER EQUIPMENT OR PROPERTY (WHETHER OR NOT THE SAME MAY BE IN SUCH PARTY'S CARE, CUSTODY OR CONTROL), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

13.3
Nothing in this Agreement will limit the type and amount of damages that Xyratex is entitled to claim regarding any infringement of its Intellectual Property Rights in the Xyratex Components. Nothing in this Agreement will limit the type and amount of damages that Buyer is entitled to claim regarding any infringement of its Intellectual Property Rights in the EqualLogic Components.

13.4
To the extent permissible under applicable law, each party hereby waives any rights which it may have in tort in respect of any of the matters referred to in this Agreement or the subject matter of this Agreement and irrevocably agrees that the other party shall have no greater liability in tort in respect of any such matter than it would have in contract after taking account of all of the exclusions and limitations in this Agreement. This Agreement sets out each party's entire liability to the other party under or in connection with this Agreement, the Products and the Documentation and any services supplied by the party under or in connection with this Agreement.

13.5
OTHER THAN WITH RESPECT TO A BREACH OF THE OBLIGATIONS OF SECTION 14 OR EITHER PARTY'S INTELLECTUAL PROPERTY RIGHTS OR WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 12.4, IN NO EVENT SHALL EITHER PARTY'S LIABILITY UNDER OR IN CONNECTION WITH THIS AGREEMENT:

13.5.1
IN CONNECTION WITH ANY PARTICULAR CLAIM EXCEED AN AMOUNT EQUAL TO THE AGGREGATE PRICES PAID AND/OR PAYABLE BY THE BUYER TO XYRATEX FOR PRODUCTS TO WHICH THAT CLAIM RELATES;

13.5.2
IN CONNECTION WITH ALL CLAIMS IN RESPECT OF WHICH PROCEEDINGS ARE COMMENCED AGAINST SUCH PARTY IN ANY 12 MONTH PERIOD EXCEED AN AMOUNT EQUAL TO THE AGGREGATE PRICES PAID AND/OR PAYABLE BY THE BUYER TO XYRATEX FOR PRODUCTS PURSUANT TO THIS AGREEMENT IN THAT 12 MONTH PERIOD.

13.6
Nothing in this Agreement shall operate to exclude any liability of either party for fraud or for death or personal injury caused by its negligence.

14
CONFIDENTIALITY

14.1
"Confidential Information" shall mean, with respect to a party (the "Disclosing Party"), any information disclosed by the Disclosing Party pursuant to this Agreement, whether in oral, written, or other tangible or intangible form, that is identified in writing as proprietary or confidential or, with respect to orally disclosed information, that is designated as proprietary or confidential at the time of such oral disclosure and is confirmed as such in writing to the other party (the "Receiving Party") within twenty (20) days, or that is provided under circumstances that reasonably indicate that the information is proprietary or confidential. Notwithstanding any such failure to designate it, (a) all information related to the EqualLogic Components, shall be Confidential Information of Buyer, (b) all information related to improvements, modifications or enhancements to the Xyratex Components (other than customizations thereof requested by Buyer) shall be Confidential Information of Xyratex, and (c) all information related to improvements, modifications or enhancements to the EqualLogic Components and any customizations of Xyratex Components requested by Buyer shall be Confidential Information of Buyer. In addition, "Confidential Information" of a party shall include any "confidential or proprietary information" of such party as defined in the Reciprocal Non-Disclosure Agreement between the parties executed on or about March 13, 2003 (the "Non-Disclosure Agreement").

14.2
Notwithstanding the preceding definition, Confidential Information shall not include information which the Receiving Party can demonstrate by written records:

14.2.1
was already or becomes known by the Receiving Party through disclosure by sources other than the Disclosing Party without such sources violating any confidentiality obligations to the Disclosing Party;

14.2.2
has become publicly known and made generally available other than through any act or omission of the Receiving Party; or

14.2.3
[Reserved for future use.];

14.2.4
is disclosed by the Receiving Party with the prior written approval of the Disclosing Party or is disclosed generally to third parties by the Disclosing Party without restrictions similar to those contained in this Agreement.

14.3
The Receiving Party shall keep all Confidential Information of the Disclosing Party in strictest confidence and shall not use or disclose such Confidential Information except as necessary to exercise its rights or perform its obligations under this Agreement. The Receiving Party may disclose such Confidential Information only to its directors, officers, employees, and consultants who are instructed of the foregoing, who are required to have such information in order for the Receiving Party to carry out the transactions contemplated by this Agreement and who have signed agreements with confidentiality terms at least as restrictive as the obligations under this Section 14. The Receiving Party shall use best efforts to prevent any unauthorized use or disclosure of the Confidential Information of the Disclosing Party and shall notify the Disclosing Party of any such unauthorized use or disclosure, whether actual or suspected.

14.4
This Section 14 shall not prohibit the Receiving Party from disclosing Confidential Information of the Disclosing Party to the extent required in order for the Receiving Party to comply with the order or requirement of a court, administrative agency or other governmental body or other applicable laws and regulations, provided that the Receiving Party provides prior written notice of such required disclosure to the Disclosing Party to enable the Disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure.

14.5
The Receiving Party acknowledges that due to the unique nature of the Confidential Information of the Disclosing Party, the Disclosing Party would not have an adequate remedy in money or damages in the event of any unauthorized use or disclosure of its Confidential Information. In addition to any other remedies that may be available in law, in equity or otherwise, the Disclosing Party shall be entitled to obtain injunctive relief to prevent such unauthorized use or disclosure.

14.6
The obligations of the Receiving Party pursuant to this Section 14 shall survive with respect to an item of the Disclosing Party's Confidential Information and such obligations shall continue in perpetuity with respect to any software source code.

15
TERMINATION PROVISIONS

15.1
This Agreement may be terminated forthwith by any party (the "Innocent Party") on giving notice in writing to the other party (the "Defaulting Party") if:

15.1.1
the Defaulting Party commits any material breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under this Agreement in any material respect and, in respect of any such breach or omission which is capable of remedy, such default shall not have been remedied within 14 days of the Innocent Party notifying the Defaulting Party of such default; or

  15.1.2
  the Defaulting Party (if such party is a company registered in England, Wales or Scotland) becomes or is deemed to be insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 as they fall due or (if such party is an entity organized under the laws of a state of the United States) voluntarily or involuntarily (and such shall not have been dismissed within sixty (60) days after filing thereof) seeks protection from creditors under the US Bankruptcy Code, or (regardless of the jurisdiction in which such party is organized or registered) enters into any composition or other similar arrangement for the benefit of its creditors generally or any class of creditors or proceedings are commenced in relation to the Defaulting Party under any law, regulation or procedure relating to reconstruction or readjustment of debts (and such shall not have been dismissed within sixty (60) days after filing thereof); or

  15.1.3
  the Defaulting Party takes any action or any legal proceedings are started or other steps taken for (or for the consideration of) the Defaulting Party to be adjudicated or found bankrupt or insolvent or for the winding-up or dissolution of the Defaulting Party or for the appointment of a liquidator, trustee, receiver, administrator or similar officer of the Defaulting Party or of the whole or any part of its undertaking, assets, rights or revenues (and, with respect to any of the foregoing not initiated by the Defaulting Party, such shall not have been dismissed within sixty (60) days after filing thereof); or

  15.1.4
  there occurs, in relation to the Defaulting Party in any country or territory in which it carries on business other than the United Kingdom and the United States, or to the jurisdiction of whose courts any part of its assets is subject other than the United Kingdom and the United States, any event which, in the reasonable opinion of the Innocent Party, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of the events mentioned in clauses 15.1.2 or 15.1.3 or the Defaulting Party otherwise become subject in any such country or territory to the operation of any law relating to insolvency, bankruptcy or liquidation.

15.2
The parties shall also be entitled to terminate this Agreement pursuant to and in accordance with clause 2.1 or 12.7.4. In addition, either party may terminate this Agreement on written notice to the other party following January 31, 2006 if Buyer no longer plans to bring Product to market.

15.3
The parties agree that all reasons for termination set forth in this clause 15 constitute just cause for termination. Termination of this Agreement for any reason shall not affect the rights and obligations of the parties accrued through, up to, or prior to the effective date of termination.

15.4
Immediately on termination of this Agreement by Xyratex pursuant to clauses 15.1 or 15.2 Xyratex may cease shipping Products and any accepted orders will be shipped at the sole discretion of Xyratex. On termination of this Agreement by Buyer pursuant to clauses 15.1 or 15.2, Buyer may request that Xyratex ship any finished Products and/or to ship any accepted orders, in each case subject to the applicable provisions of this Agreement.

15.5
Upon expiration or termination of this Agreement or the Disclosing Party's request, each party shall erase or destroy all Confidential Information of the other party (other than any software or firmware or relevant hardware and software documentation purchased by Buyer pursuant to this Agreement), and shall so warrant in writing to such other party within thirty (30) days after such expiration or termination.

15.6
Each party acknowledges the other party's proprietary rights in and to such other party's Marks, and each party hereby waives in favor of the other party all rights to any Marks of such other party. Neither party shall adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to any of other party's Marks. Upon expiration or termination of this Agreement, each party shall cease and desist from use of the other party's Marks in any manner, provided, however, that Buyer may continue to sell and service those Products containing Xyratex's Marks obtained by Buyer pursuant to this Agreement.

15.7
Upon expiration or termination of this Agreement for any reason whatsoever, neither party shall have any further obligation to the other party other than those set forth in this Section 15. IN THE EVENT OF TERMINATION BY EITHER PARTY IN ACCORDANCE WITH ANY OF THE PROVISIONS OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER, AND EACH PARTY HEREBY EXPRESSLY WAIVES ALL RIGHTS, SOLELY BECAUSE OF SUCH TERMINATION, FOR COMPENSATION, REIMBURSEMENT OR DAMAGES ON ACCOUNT OF THE LOSS OF PROSPECTIVE PROFITS OR ANTICIPATED SALES OR ON ACCOUNT OF EXPENDITURES, INVENTORY, INVESTMENTS, LEASES OR COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL OF XYRATEX OR BUYER. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 15, TERMINATION SHALL NOT, HOWEVER, RELIEVE EITHER PARTY OF OBLIGATIONS INCURRED PRIOR TO THE TERMINATION.

15.8
Clauses 1.2, 3.2, 3.3(b), 4.14, 4.15, 10, 11, 12, 13, 14, 15.3, 15.4, 15.5, 15.6, 15.7, 15.8, 16, 17 and 18 shall survive expiration or termination of this Agreement.

16
MISCELLANEOUS

16.1
This Agreement shall be binding on the parties' respective successors and permitted assigns; provided however, that neither party shall assign any of its rights nor delegate any of its obligations under this Agreement to any other person or entity without the prior written consent of the other party, provided that:

16.1.1
either party shall be entitled to assign or transfer this Agreement, or the benefit or the burden thereof, to any of its Affiliates without the prior written consent of the other party but with prior written notice to the other party;

16.1.2
upon any sale or transfer of all or substantially all of the assets or equity of either party's line of business, division or business unit which deals with the sale and/or purchase of the Products (any of the foregoing, a "Divested Business"), such party will have the right in its sole discretion to assign or transfer to the acquiring entity this Agreement and all of its rights and obligations under this Agreement arising after the date of assignment without the prior written consent of the other party but with prior written notice to the other party.

  Any assignment not in accordance with the foregoing provisions shall be void.

16.2
If any provision of this Agreement shall be found to be invalid, illegal or unenforceable, then, notwithstanding the same, this Agreement shall remain in full force and effect, and such provision shall be deemed stricken. Such provision shall be replaced by a valid, legal and enforceable provision having as nearly as possible the same economic and practical effect as the provision replaced.

16.3
The failure of either party to enforce, at any time or for any period, any provisions of this Agreement shall not be construed to be a waiver of the provision or of the right to subsequent enforcement. No waiver by either party of any right or remedy hereunder shall be valid unless it is in writing and signed by the party giving such waiver.

16.4
Neither party shall be liable by reason of any failure or delay in performance of obligations on account of strikes, riots, fires, explosions, acts of God, war, governmental action, or any other cause that is beyond the reasonable control of the party except for payment for delivered Product or other payment or reimbursement obligations hereunder.

16.5
The relationship of Xyratex and Buyer established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to: (a) give either party the power to direct and control the day-to-day activities of the other, (b) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (c) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever. All sales and other agreements between Buyer and its customers are Buyer's exclusive responsibility and shall have no effect on Xyratex's obligations under this Agreement.

16.6
Any notices under this Agreement shall be sent by registered mail to the address set forth in this Agreement or to such other address as either party may designate by notice in accordance with this Section 16.7. Notice shall be deemed given five days after being sent.

16.7
This Agreement, including the exhibits attached hereto, constitutes the entire agreement between the parties with respect to its subject matter and supersedes any prior agreement with respect to such subject matter (including, without limitation, the Non-Disclosure Agreement). This Agreement may be changed only by mutual agreement between the parties expressed in writing.

17
APPLICABLE LAW

17.1
This Agreement shall be governed by the laws of the State of New York, excluding (a) its conflicts of law principles; (b) the United Nations Convention on Contracts for the International Sale of Goods; (c) the 1974 Convention on the Limitation Period in the International Sale of Goods (the "1974 Convention"); and (d) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980.

18
ADDITIONAL MISCELLANEOUS PROVISIONS

18.1
U.S. Government Restricted Rights.    Buyer acknowledges and shall state in every agreement with customers that are agencies, departments or entities of the United States Government ("Government") and that obtain rights to use the Xyratex Software, and shall ensure that each such customer understands and agrees, that (a) use, reproduction, release, modification or disclosure of such software, or any part thereof, including technical data, is restricted in accordance with Federal Acquisition Regulation ("FAR") 12.212 for civilian agencies and Defense Federal Acquisition Regulation Supplement ("DFARS") 227.7202 for military agencies, (b) such products are "commercial computer software", which was developed at private expense, and (c) use of such software by any Government agency, department or other agency of the Government is further restricted as set forth in this Agreement.

18.2
Section Headings.    The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.3
Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

18.4
Basis of Bargain.    EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS IN THIS AGREEMENT ARE MATERIAL, BARGAINED FOR BASES OF THIS AGREEMENT AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN DETERMINING THE CONSIDERATION TO BE GIVEN BY EACH PARTY UNDER THIS AGREEMENT AND IN THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

18.5
Construction.    This Agreement shall be fairly interpreted in accordance with its terms and, as both parties acknowledge the benefit of counsel in the drafting and negotiation thereof, shall not be construed in favor of or against either party.

IN WITNESS WHEREOF the parties have executed this Agreement:

SIGNED by	/s/ MATT CORNELL
Print Name	Matt Cornell
on behalf of Xyratex Technology Limited
SIGNED by	/s/ PETER C. HAYDEN
Print Name	Peter C. Hayden
on behalf of EqualLogic, Inc.

Exhibit 1

Product List and applicable Warranty Period for each Product

XYRATEX COMPONENTS:

16 drive product

  •
  2 power supplies

  •
  EL customizations

  •
  Disk drive carriers (1-16 per chassis)

  •
  SAS to SATA dongle card (1-16 per chassis)

  •
  Shipping packaging

  •
  2 Power cords for NA product shipments

48 drive product

  •
  3 power supplies

  •
  Power controller

  •
  EL customizations

  •
  Channel cards

  •
  Disk drive carriers (1-48 per chassis)

  •
  SAS to SATA dongle card (1-48 per chassis)

  •
  Shipping packaging

  •
  2 Power cords for NA product shipments

Disk drives designated and approved by Buyer from time to time

EQUALLOGIC COMPONENTS:

EL-designed RAID Controller Card (1-2 per chassis)

  •
  DIMM Memory

  •
  CF card with pre-loaded SW

  •
  Battery pack

  •
  Software and Firmware

  •
  All end user documentation

WARRANTY PERIODS:

NB:    Each warranty period referred to in this Exhibit 1 shall begin to run from the date of delivery of the relevant Product at Xyratex's dock and continue [**] days past the period listed below.

Disk Drive warranty period:	Same as drive manufacturer warranty
RAID Controller Card warranty period: [**]
Warranty period for all other Products: [**]

Exhibit 2
Product Specifications:

Direct Dock SAS HAWK 16 Drive Enclosure Specification V0.2 (or current revision)

Sumo 48 Drive Enclosure Functional Specification V0.4 (or current revision)

Manhattan Control Module V0.9 (or current revision)

Product Quality Acceptance Criteria:

  •
  [**]% Field return rate during the Warranty Period on any Product FRU component except disk drives

  •
  [**]% Field return rate during the Warranty Period on SATA disk drives

  •
  [**]% Field return rate during the Warranty Period on SAS disk drives

With respect to any Product which is a disk drive, the Specifications shall be the disk drive manufacturer's published specifications in effect on the date title for such disk drive passes from Xyratex to Buyer

Exhibit 3Product Pricing:

Notes:

  1.
  Complete system assembly and test including in above pricing when ordering complete systems (i.e. an assembled combination (specified by Buyer) of Products)

  2.
  Component testing included in above pricing when ordering individual components

  3.
  All pricing includes appropriate packaging as system or individual components

QuickLinks

OEM PURCHASE AGREEMENT
Exhibit 1 Product List and applicable Warranty Period for each Product